Exhibit 99.1

Media Relations: Constance Griffiths (949) 230-4867 Constance.Griffiths@skyworksinc.com	Investor Relations: Raji Gill (949) 508-0973 Raji.Gill@skyworksinc.com

Skyworks Delivers Solid Third Quarter Fiscal Year 2026 Results; Announces Key Steps Toward Qorvo Combination

•Revenue of $935 Million, GAAP Diluted EPS of $0.22 and Non-GAAP Diluted EPS of $1.08
•Continued Momentum Across Broad Markets Growth Engines, Led by Automotive and Data Center
•Qorvo Regulatory Approvals Progressing
•Announces Expected Leadership Team for Combined Company
•Anticipates Raising Approximately $2 Billion of Acquisition Debt Financing
•Announces New Capital Allocation Framework for Combined Company; New Stock Repurchase Authorization of $2 Billion

IRVINE, Calif., July 28, 2026 – Skyworks Solutions, Inc. (Nasdaq: SWKS), a leading developer, manufacturer and provider of analog and mixed-signal semiconductors and solutions for numerous applications, today reported third fiscal quarter results for the period ended July 3, 2026.
Revenue for the third fiscal quarter of 2026 was $935 million. On a GAAP basis, operating income for the third fiscal quarter was $49 million with diluted earnings per share of $0.22. On a non-GAAP basis, operating income was $182 million with non-GAAP diluted earnings per share of $1.08.
“We delivered a solid quarter with revenue and earnings above expectations, reflecting consistent execution across the portfolio,” said Phil Brace, chief executive officer and president of Skyworks. “Mobile performed well on healthy demand, and Broad Markets delivered another quarter of year-over-year growth, led by double-digit gains in automotive and data center.

“We continue to advance the regulatory process for our pending combination with Qorvo. We are now optimistic that we can close within the calendar year, and we will be preparing to close as early as within the fiscal year. The steps we’re announcing today - our financing plans, the combined company’s expected leadership team, and a new capital allocation framework are about being ready to execute from day one.”
Recent Business Highlights
•Expanded automotive design win pipeline, securing telematics and in-vehicle infotainment engagements with leading global OEMs
•Expanded AI data center design win pipeline, including precision timing for a hyperscaler switch platform and isolation solutions for 800-volt HVDC power architectures
•Introduced latest power and gate driver technologies, targeting next-generation AI data centers, electric vehicle platforms and industrial high-power applications
Fourth Fiscal Quarter 2026 Outlook
We provide earnings guidance on a non-GAAP basis because certain information necessary to reconcile such guidance to GAAP is difficult to estimate and dependent on future events outside of our control. Please refer to the attached Discussion Regarding the Use of Non-GAAP Financial Measures in this earnings release for further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items.
“For the September quarter, we anticipate revenue of $1,010 million to $1,060 million, with non-GAAP diluted earnings per share of $1.27 at the mid-point of the revenue range,” said Philip Carter, chief financial officer and senior vice president of Skyworks. “Our guidance includes approximately $5 million in incremental net interest expense, or approximately $0.03 per share, reflecting a partial quarter of financing costs associated with the pending Qorvo acquisition.

“We expect Mobile to grow sequentially in the high-teens range, supported by the seasonal ramp of new product launches at our largest customer, while Broad Markets is expected to grow approximately 5% year-over-year, representing approximately 39% of sales.”
Capital Allocation Framework
In conjunction with the pending Qorvo combination, Skyworks’ board of directors has approved a new capital allocation framework for the combined company. Reflecting the combined company’s expected robust free cash flow and adjusted EBITDA generation, the framework provides the flexibility to repurchase shares, de-lever the balance sheet, and pursue opportunistic, accretive M&A. Accordingly, the board has replaced the stock repurchase program expiring in February 2027 with a new $2 billion stock repurchase program, and the company has decided not to declare any quarterly dividends going forward, redirecting that capital toward these higher-return uses. Repurchases may be made from time to time in the open market or through privately negotiated transactions, subject to market conditions and other factors; the program does not obligate the company to repurchase any minimum number of shares and may be suspended or discontinued at any time.
Skyworks’ Third Quarter 2026 Conference Call
Skyworks will host a conference call with analysts to discuss its third quarter fiscal 2026 results and business outlook on July 28, 2026, at 4:30 p.m. EDT.
To listen to the conference call, please visit the investor relations section of Skyworks’ website at https://investors.skyworksinc.com/events-presentations. Playback of the conference call will be available on Skyworks’ website at www.skyworksinc.com/investors beginning at 9 p.m. EDT on July 28, 2026. Additionally, a transcript of the Company’s prepared remarks will be made available on our website promptly after their conclusion during the call.

About Skyworks
Skyworks Solutions, Inc. is empowering the wireless networking revolution. We are a leading developer, manufacturer and provider of analog and mixed-signal semiconductors and solutions for numerous applications, including aerospace, automotive, broadband, cellular infrastructure, connected home, defense, entertainment and gaming, industrial, medical, smartphone, tablet and wearables.

Skyworks is a global company with engineering, marketing, operations, sales and support facilities located throughout Asia, Europe and North America and is a member of the S&P 500® market index (Nasdaq: SWKS). For more information, please visit Skyworks’ website at: www.skyworksinc.com.

Important Information About the Proposed Transaction and Where to Find It
In connection with the proposed mergers (the “Mergers”) with Qorvo, Inc. (“Qorvo”), Skyworks has filed with the SEC a registration statement on Form S-4 (File No. 333-291947) (the “Registration Statement”), which includes a prospectus with respect to the shares of Skyworks’ common stock to be issued in the Mergers and a joint proxy statement for Skyworks’ and Qorvo’s respective stockholders (the “Joint Proxy Statement/Prospectus”). The Registration Statement was declared effective on December 23, 2025, and Skyworks filed a final prospectus on December 23, 2025, and Qorvo filed a definitive proxy statement on December 23, 2025. The Joint Proxy Statement/Prospectus was mailed to stockholders of Skyworks and Qorvo on or about December 23, 2025. Each of Skyworks and Qorvo may also file with or furnish to the SEC other relevant documents regarding the Mergers. This communication is not a substitute for the Registration Statement, the Joint Proxy Statement/Prospectus or any other document that Skyworks or Qorvo may mail to their respective stockholders in connection with the Mergers.

INVESTORS AND SECURITY HOLDERS OF SKYWORKS AND QORVO ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGERS OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING SKYWORKS, QORVO, THE MERGERS AND RELATED MATTERS.

The documents filed by Skyworks with the SEC also may be obtained free of charge at Skyworks’ website at https://www.skyworksinc.com/investors or upon written request to Skyworks at investor.relations@skyworksinc.com. The documents filed by Qorvo with the SEC also may be obtained free of charge at Qorvo’s website at https://ir.qorvo.com/ or upon written request to Qorvo at investor-relations@qorvo.com. These documents filed with the SEC are also available for free to the public at the website maintained by the SEC at www.sec.gov.

No Offer or Solicitation
This communication is for informational purposes only and does not constitute, or form a part of, an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Safe Harbor Statement
This earnings release includes “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Skyworks’ and Qorvo’s current expectations, estimates and projections concerning future events, prospects and results, including the expected date of closing and potential benefits of the proposed transactions with Qorvo, their respective businesses and industries, management’s beliefs and certain assumptions, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, including certain projections and business trends, including with respect to future sales and revenue, as well as plans for dividend payments and stock repurchases, expected leadership of the combined company and expectations related to the closing of the pending transaction with Qorvo. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “forecast,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” and similar expressions and variations or negatives of these words, or other comparable terminology that conveys uncertainty regarding future events or outcomes. All such statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transactions or to make or take any filing or other action required to consummate the transactions in a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and adversely from those projected and may affect our future operating results, financial position and cash flows, and, therefore, you should not place undue reliance on any such statements and should exercise caution in relying on forward-looking statements.

These risks, uncertainties and other important factors that may cause a difference include, but are not limited to: the risks of doing business internationally, including from trade war or trade protection measures (e.g., tariffs, retaliatory tariffs and other countermeasures or taxes), increased import/export restrictions and controls (e.g., our ability to obtain foreign-sourced raw materials, including from Chinese-based sources, as well as our ability to sell products to certain specified foreign entities only pursuant to a limited export license from the U.S. Department of Commerce), the susceptibility of the semiconductor industry and the markets addressed by our, and our customers’, products to economic cycles or changes in economic conditions, including inflation and recession that could result from trade war or trade protection measures; our reliance on a small number of key customers for a large percentage of our sales; decreased gross margins and loss of market share as a result of increased competition; our ability to obtain design wins from customers; our ability to convert design wins into revenue, including with respect to the design win with a leading Android OEM noted in this earnings release; market acceptance of our products and our customers’ products, including market acceptance of new, emerging technologies such as AI; the mix and volume of phone models sold by our largest customer; the completion of the proposed transactions with Qorvo on anticipated terms and timing, including obtaining required regulatory approvals, realizing the anticipated tax treatment; the potential impacts of the proposed transactions with Qorvo on the businesses of Skyworks and Qorvo, including unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, and the expansion and growth of their businesses; the failure to realize the anticipated benefits of the proposed transactions with Qorvo, including as a result of delay in completing the transactions or integrating the businesses of Skyworks and Qorvo; Skyworks’ and Qorvo’s ability to implement their business strategies; pricing trends; potential litigation relating to the proposed transactions that has been or could be instituted against Skyworks, Qorvo or their respective directors; the risk that disruptions from the proposed transactions will harm Skyworks’ or Qorvo’s business, including current plans and operations; the ability of Skyworks and Qorvo to retain and hire key personnel; potential adverse reactions or changes to business relationships with employees, customers, other business partners or governmental entities resulting from the announcement, pendency or completion of the proposed transactions; uncertainty as to the long-term value of Skyworks’ common stock; legislative, regulatory and economic developments affecting Skyworks’ and Qorvo’s businesses; general economic and market developments and conditions; the evolving legal, regulatory and tax regimes under which Skyworks and Qorvo operate; potential business uncertainty, including changes to existing business relationships during the pendency of the proposed transactions, that could affect Skyworks’ or Qorvo’s financial performance; restrictions during the pendency of the proposed transactions that may impact Skyworks’ or Qorvo’s ability to pursue certain business opportunities or strategic transactions; the unpredictability and severity of catastrophic events, including acts of terrorism, outbreaks of war or hostilities, as well as Skyworks’ and Qorvo’s response to any of the aforementioned factors; the costs, fees, expenses and other charges related to the transactions with Qorvo, including with respect to any related litigation; reduced flexibility in operating our business as a result of the indebtedness incurred in connection with the transaction with Silicon Laboratories Inc. and the substantial amount of additional indebtedness we expect to incur in connection with the Qorvo transactions; delays in the deployment of commercial 5G networks or in consumer adoption of 5G-enabled devices; the volatility of our stock price; changes in laws, regulations and/or policies that could adversely affect our operations and financial results, the economy and our customers’ demand for our products, or the financial markets and our ability to raise capital; fluctuations in our manufacturing yields due to our complex and specialized manufacturing processes; our ability to develop, manufacture and market innovative products, avoid product obsolescence, reduce costs in a timely manner, transition our products to smaller geometry process technologies and achieve higher levels of design integration; the quality of our products and any defect remediation costs; our products’ ability to perform under stringent operating conditions; the availability and pricing of third-party semiconductor foundry, assembly and test capacity, raw materials, including rare earth and similar minerals, supplier components, equipment and shipping and logistics services, including limits on our customers’ ability to obtain such services and materials; risks that we may not be able to optimize our manufacturing footprint and achieve any financial and operational benefits from such efforts, including reducing fixed costs or improving utilization rates, disruptions to our manufacturing processes, including relating to any relocation of our key facilities; our ability to successfully manage our senior management transitions; our ability to retain, recruit and hire key executives or the departure of any such executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; other economic, social, military and geopolitical conditions in the countries in which we, our customers or our suppliers operate, including the conflicts in Ukraine, Iran and other regions in the Middle East, possible disruptions in transportation networks, and fluctuations in foreign currency exchange rates; the effects of global health crises on business conditions in our industry, including the risk of significant disruptions to our business operations, as well as negative impacts to our financial condition; our ability to prevent theft of our intellectual property, disclosure of confidential information or breaches of our information technology systems; uncertainties of litigation, including potential disputes over intellectual property infringement and rights, as well as payments related to the licensing and/or sale of such rights; our ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; our ability to make certain investments and acquisitions, integrate companies we acquire and/or enter into strategic alliances; and other risks and uncertainties, including those detailed from time to time in our filings, including the Joint Proxy Statement/Prospectus, with the Securities and Exchange Commission. While the factors identified here and in the Joint Proxy Statement/Prospectus are considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Skyworks’ or Qorvo’s consolidated financial condition, results of operations or liquidity.

The forward-looking statements contained in this earnings release are made only as of the date hereof, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, should circumstances change, except as otherwise required by securities or other applicable laws.

Note to Editors: Skyworks and the Skyworks symbol are trademarks or registered trademarks of Skyworks Solutions, Inc., or its subsidiaries in the United States and other countries. Third-party brands and names are for identification purposes only and are the property of their respective owners.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
(in millions, except per share amounts)	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Net revenue	$934.8	$965.0	$2,913.9	$2,986.7
Cost of goods sold	559.8	564.0	1,726.3	1,752.1
Gross profit	375.0	401.0	1,187.6	1,234.6
Operating expenses:
Research and development	207.8	199.4	623.5	562.4
Selling, general, and administrative	98.7	89.3	326.8	259.9
Amortization of intangibles	0.2	0.2	0.7	0.7
Restructuring, impairment, and other charges	19.8	1.5	42.2	22.6
Total operating expenses	326.5	290.4	993.2	845.6
Operating income	48.5	110.6	194.4	389.0
Interest expense	(5.9)	(6.6)	(19.8)	(20.2)
Other income, net	6.2	8.0	29.3	35.9
Income before income taxes	48.8	112.0	203.9	404.7
Provision for income taxes	14.9	7.0	55.2	69.0
Net income	$33.9	$105.0	$148.7	$335.7
Earnings per share:
Basic	$0.23	$0.70	$0.99	$2.15
Diluted	$0.22	$0.70	$0.99	$2.14
Weighted average shares:
Basic	150.4	150.0	150.1	156.3
Diluted	151.4	150.3	150.8	156.9

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Nine Months Ended
(in millions)	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
GAAP gross profit	$375.0	$401.0	$1,187.6	$1,234.6
Share-based compensation expense [a]	10.9	8.5	34.0	21.5
Amortization of acquisition-related intangibles	34.1	37.7	105.7	114.8
Restructuring and other charges	—	7.0	—	25.1
Non-GAAP gross profit	$420.0	$454.2	$1,327.3	$1,396.0
GAAP gross margin %	40.1%	41.6%	40.8%	41.3%
Non-GAAP gross margin %	44.9%	47.1%	45.6%	46.7%

	Three Months Ended		Nine Months Ended
(in millions)	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
GAAP operating income	$48.5	$110.6	$194.4	$389.0
Share-based compensation expense [a]	53.2	55.2	168.9	168.9
Acquisition-related expenses	25.7	2.8	97.2	3.4
Amortization of acquisition-related intangibles	34.2	37.9	106.4	115.5
Settlements, gains, losses, and impairments	(2.0)	—	1.5	(1.8)
Restructuring and other charges	22.0	17.9	54.3	56.3
Non-GAAP operating income	$181.6	$224.4	$622.7	$731.3
GAAP operating margin %	5.2%	11.5%	6.7%	13.0%
Non-GAAP operating margin %	19.4%	23.3%	21.4%	24.5%

	Three Months Ended		Nine Months Ended
(in millions)	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
GAAP net income	$33.9	$105.0	$148.7	$335.7
Share-based compensation expense [a]	53.2	55.2	168.9	168.9
Acquisition-related expenses	25.7	2.8	97.2	3.4
Amortization of acquisition-related intangibles	34.2	37.9	106.4	115.5
Settlements, gains, losses, and impairments	(2.0)	—	1.5	(1.8)
Restructuring and other charges	22.0	17.9	54.3	56.3
Tax adjustments	(3.3)	(18.4)	(8.1)	(22.6)
Non-GAAP net income	$163.7	$200.4	$568.9	$655.4

	Three Months Ended		Nine Months Ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
GAAP net income per share, diluted	$0.22	$0.70	$0.99	$2.14
Share-based compensation expense [a]	0.35	0.36	1.12	1.08
Acquisition-related expenses	0.17	0.02	0.64	0.02
Amortization of acquisition-related intangibles	0.23	0.25	0.70	0.74
Settlements, gains, losses, and impairments	(0.01)	—	0.01	(0.01)
Restructuring and other charges	0.14	0.12	0.36	0.36
Tax adjustments	(0.02)	(0.12)	(0.05)	(0.15)
Non-GAAP net income per share, diluted	$1.08	$1.33	$3.77	$4.18

	Three Months Ended		Nine Months Ended
(in millions)	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
GAAP net cash provided by operating activities	$70.4	$314.1	$516.2	$1,100.8
Capital expenditures	(87.1)	(61.4)	(226.0)	(139.0)
Non-GAAP free cash flow	$(16.7)	$252.7	$290.2	$961.8
GAAP net cash provided by operating activities margin %	7.5%	32.5%	17.7%	36.9%
Non-GAAP free cash flow margin %	(1.8)%	26.2%	10.0%	32.2%

SKYWORKS SOLUTIONS, INC.
DISCUSSION REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES

Our earnings release contains some or all of the following financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles (“GAAP”): (i) non-GAAP gross profit and gross margin, (ii) non-GAAP operating income and operating margin, (iii) non-GAAP net income, (iv) non-GAAP diluted earnings per share, and (v) non-GAAP free cash flow and free cash flow margin. As set forth in the “Unaudited Reconciliations of Non-GAAP Financial Measures” table found above, we derive such non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our operating performance and compare it against past periods, make operating decisions, forecast for future periods, compare our operating performance against peer companies, and determine payments under certain compensation programs. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-recurring expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and competitors more difficult, obscure trends in ongoing operations, or reduce management’s ability to make forecasts.

We provide investors with non-GAAP gross profit and gross margin, non-GAAP operating income and operating margin, non-GAAP net income, non-GAAP diluted earnings per share, and non-GAAP free cash flow and free cash flow margin because we believe it is important for investors to be able to closely monitor and understand changes in our ability to generate income from ongoing business operations. We believe these non-GAAP financial measures give investors an additional method to evaluate historical operating performance and identify trends, an additional means of evaluating period-over-period operating performance and a method to facilitate certain comparisons of our operating results to those of our peer companies. We believe that providing non-GAAP operating income and operating margin allows investors to assess the extent to which our ongoing operations impact our overall financial performance. We also believe that providing non-GAAP net income and non-GAAP diluted earnings per share allows investors to assess the overall financial performance of our ongoing operations by eliminating the impact of share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, restructuring-related charges, and certain tax items which may not occur in each period presented and which may represent non-cash items unrelated to our ongoing operations. We further believe that providing non-GAAP free cash flow and free cash flow margin provide insight into our liquidity, our cash-generating capability, and the amount of cash potentially available to return to shareholders. We believe that disclosing these non-GAAP financial measures contributes to enhanced financial reporting transparency and provides investors with added clarity about complex financial performance measures.

We calculate non-GAAP gross profit by excluding from GAAP gross profit, share-based compensation expense, amortization of acquisition-related intangibles, and restructuring and other charges. We calculate non-GAAP operating income by excluding from GAAP operating income, share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, and restructuring-related charges. We calculate non-GAAP net income and diluted earnings per share by excluding from GAAP net income and diluted earnings per share, share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, restructuring-related charges, and certain tax items. We calculate non-GAAP free cash flow by deducting capital expenditures from GAAP net cash provided by operating activities. We exclude certain items identified above from the respective non-GAAP financial measure referenced above for the reasons set forth with respect to each such excluded item below:

Share-Based Compensation Expense - because (1) the total amount of expense is partially outside of our control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred, (2) it is an expense based upon a valuation methodology premised on assumptions that vary over time, and (3) the amount of the expense can vary significantly between companies due to factors that can be outside of the control of such companies.

Acquisition-Related Expenses and Amortization of Acquisition-Related Intangibles - including such items as, when applicable, fair value adjustments to contingent consideration, fair value charges incurred upon the sale of acquired inventory, acquisition-related expenses, and amortization of acquired intangible assets because they are not considered by management in making operating decisions and we believe that such expenses do not have a direct correlation to our future business operations and thereby including such charges does not necessarily reflect the performance of our ongoing operations for the period in which such charges or reversals are incurred.

Settlements, Gains, Losses, and Impairments - because such settlements, gains, losses, and impairments (1) are not considered by management in making operating decisions, (2) are infrequent in nature, (3) are generally not directly controlled by management, (4) do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized, and/or (5) can vary significantly in amount between companies and make comparisons less reliable.

Restructuring and Other Charges - because these charges have no direct correlation to our future business operations and including such charges or reversals does not necessarily reflect the performance of our ongoing operations for the period in which such charges or reversals are incurred.

Certain Income Tax Items - including certain deferred tax charges and benefits that do not result in a current tax payment or tax refund and other adjustments, including but not limited to, items unrelated to the current fiscal year or that are not indicative of our ongoing business operations. Skyworks uses a normalized tax rate in its computation of the non-GAAP income tax provision to provide better consistency across reporting periods and to align with its recent historical average of current taxes. For fiscal 2026, Skyworks will apply a non-GAAP tax rate of 10%, which reflects current taxes relative to non-GAAP pre-tax income after applying certain non-GAAP tax adjustments.

The non-GAAP financial measures presented in the table above should not be considered in isolation and are not an alternative for the respective GAAP financial measure that is most directly comparable to each such non-GAAP financial measure. Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies as a result of different companies potentially calculating similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Our earnings release contains forward-looking estimates of non-GAAP diluted earnings per share for the fourth quarter of our 2026 fiscal year (“Q4 2026”). We provide this non-GAAP measure to investors on a prospective basis for the same reasons (set forth above) that we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of Q4 2026 GAAP diluted earnings per share to a forward-looking estimate of Q4 2026 non-GAAP diluted earnings per share because certain information needed to make a reasonable forward-looking estimate of GAAP diluted earnings per share for Q4 2026 (other than estimated share-based compensation expense of $0.20 to $0.40 per diluted share, estimated amortization of intangibles of $0.20 to $0.30 per diluted share and certain tax items of -$0.15 to $0.20 per diluted share) is difficult to predict and estimate and is often dependent on future events that may be uncertain or outside of our control. Such events may include unanticipated changes in our GAAP effective tax rate, unanticipated one-time charges related to asset impairments (fixed assets, inventory, intangibles, or goodwill), unanticipated acquisition-related expenses, unanticipated settlements, gains, losses, and impairments, and other unanticipated non-recurring items not reflective of ongoing operations. The probable significance of these unknown items, in the aggregate, is estimated to be in the range of $0.00 to $0.15 in quarterly earnings per diluted share on a GAAP basis. Our forward-looking estimates of both GAAP and non-GAAP measures of our financial performance may differ materially from our actual results and should not be relied upon as statements of fact.

[a] The following table summarizes the expense recognized in accordance with ASC 718 - Compensation, Stock Compensation (in millions):

	Three Months Ended		Nine Months Ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Cost of goods sold	$10.9	$8.5	$34.0	$21.5
Research and development	30.0	32.8	96.4	86.0
Selling, general, and administrative	12.3	13.9	38.5	48.9
Restructuring, impairment, and other charges	—	—	—	12.5
Total share-based compensation	$53.2	$55.2	$168.9	$168.9

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
(in millions)	July 3, 2026	October 3, 2025
Assets
Cash, cash equivalents, and marketable securities	$813.8	$1,388.4
Accounts receivable, net	348.2	598.1
Inventory	1,015.5	754.7
Property, plant, and equipment, net	1,205.7	1,194.6
Goodwill and intangible assets, net	2,855.5	2,985.7
Other assets	1,186.3	995.5
Total assets	$7,425.0	$7,917.0

Liabilities and Equity
Accounts payable	$268.6	$236.0
Accrued and other liabilities	921.2	928.1
Debt	496.9	995.8
Stockholders’ equity	5,738.3	5,757.1
Total liabilities and equity	$7,425.0	$7,917.0

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
(in millions)	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Cash flows from operating activities:
Net income	$33.9	$105.0	$148.7	$335.7
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	53.2	55.2	168.9	168.9
Depreciation	73.8	70.1	216.1	206.3
Amortization of intangible assets	42.9	45.8	130.4	139.8
Deferred income taxes	17.7	1.4	7.6	21.1
Amortization of debt discount and issuance costs	0.4	0.5	1.4	1.5
Other, net	(2.1)	(1.6)	(2.7)	(5.2)
Changes in assets and liabilities:
Receivables, net	(12.2)	(24.3)	250.0	112.6
Inventory	(133.3)	(26.8)	(268.1)	85.2
Accounts payable	(2.9)	21.6	30.0	32.6
Other current and long-term assets and liabilities	(1.0)	67.2	(166.1)	2.3
Net cash provided by operating activities	70.4	314.1	516.2	1,100.8
Cash flows from investing activities:
Capital expenditures	(87.1)	(61.4)	(226.0)	(139.0)
Purchased intangibles	(0.2)	(6.7)	(19.8)	(24.1)
Purchases of marketable securities	(0.9)	(135.9)	(28.6)	(415.9)
Sales and maturities of marketable securities	0.3	126.6	232.7	473.9
Other	2.6	—	3.3	2.2
Net cash used in investing activities	(85.3)	(77.4)	(38.4)	(102.9)
Cash flows from financing activities:
Repurchase of common stock - payroll tax withholdings on equity awards	(1.5)	(4.5)	(41.6)	(43.4)
Repurchase of common stock - stock repurchase program	—	(330.2)	(7.5)	(830.2)
Dividends paid	(106.9)	(103.9)	(320.1)	(327.0)
Proceeds from employee stock purchase plan	—	—	21.2	20.0
Debt financing costs	—	—	(1.1)	—
Payments of debt	(500.0)	—	(500.0)	—
Net cash used in financing activities	(608.4)	(438.6)	(849.1)	(1,180.6)
Net decrease in cash and cash equivalents	(623.3)	(201.9)	(371.3)	(182.7)
Cash and cash equivalents at beginning of period	1,413.3	1,387.8	1,161.3	1,368.6
Cash and cash equivalents at end of period	$790.0	$1,185.9	$790.0	$1,185.9